UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/01/2008

NETGEAR, INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50350

DE	770419172
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4500 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices, including zip code)

408-907-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 2, 2008, NETGEAR, Inc. announced the appointment of Christine M. Gorjanc as Chief Financial Officer, effective January 1, 2008. Ms. Gorjanc joined NETGEAR in November 2005 as Vice President of Finance and has served as Chief Accounting Officer since November 2006. From September 1996 through November 2005, Ms. Gorjanc served as Vice President, Controller, Treasurer and Assistant Secretary for Aspect Communications Corporation, a provider of workforce and customer management solutions. From October 1988 through September 1996, she served as the Manager of Tax for Tandem Computers, Inc., a provider of fault-tolerant computer systems. From June 1987 through October 1988, Ms. Gorjanc served as the Manager of Tax Operations for Xidex Corporation, a manufacturer of storage devices. Prior to that, Ms. Gorjanc worked in public accounting for eight years with a number of accounting firms.

NETGEAR and Ms. Gorjanc are parties to an employment agreement dated November 16, 2005. Pursuant to the agreement, if within one year following a change of control of NETGEAR, Ms. Gorjanc is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of his or her stock options. If Ms. Gorjanc is terminated without cause, she is entitled to receive severance payments at her final base salary rate for a period of 13 weeks and will continue to have her equity awards vest for three months after such termination.

A copy of the press release announcing Ms. Gorjanc's appointment as Chief Financial Officer, dated January 2, 2008, is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

The following exhibit is furnished herewith:

99.1 Press Release, Dated January 2, 2008, of NETGEAR, Inc. announcing the appointment of Christine M. Gorjanc as Chief Financial Officer (furnished herewith).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC

Date: January 02, 2008	By:	/s/ Albert Y. Liu
Albert Y. Liu
VP, Legal and Corporate Development

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, Dated January 2, 2008